Exhibit (k)(14)

FOURTH AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of July 7, 2016 to the Committed Facility Agreement dated as of March 10, 2015 between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Bucks Funding (“Customer”).

WHEREAS, BNPP PB, Inc. and Customer previously entered into a Committed Facility Agreement dated as of March 10, 2015 (as amended from time to time, the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Section 1 of the Agreement (‘Definitions’)

The definition of “Maximum Commitment Financing” in Section 1(g) of the Agreement is hereby amended by replacing the words “$150,000,000” currently appearing therein with the words “$200,000,000”.

2.	Amendment to Facility Termination Events set forth in Section 13 of the Agreement

Subsection (c)(iii) of Section 13 is hereby amended effective as of January 1, 2016 be deleting all of the text following the semi-colon at the end of clause (C) and replacing it with the following proviso:

provided, however, that for purposes of the foregoing clauses (A), (B) and (C) in respect of the Customer only, any prepayments of the Outstanding Debit Financing (whether voluntary or mandatory and including any prepayments in connection with a reduction of the Maximum Commitment Financing) will be disregarded and, in any such case, the Net Asset Value of the Customer as of the beginning of the relevant period will be adjusted to reflect such prepayment and any change in Net Asset Value during the relevant period will be calculated using such adjusted beginning Net Asset Value amount;

3.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, in each case, however, except for any representation that refers to a specific date, as to which each party represents to the other party that such representation is true and accurate as of such specific date and is deemed to be given or repeated by each party, as the case may be, as of such specific date.

4.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)	Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	BUCKS FUNDING

/s/ Jeffrey Lowe	/s/ Gerald F. Stahlecker
Name: Jeffrey Lowe	Name: Gerald F. Stahlecker
Title: Managing Director	Title: Executive Vice President

/s/ Edward Speal
Name: Edward Speal
Title: Managing Director

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